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                                  EXHIBIT 99.1

             CPS ANNOUNCES NEW $35 MILLION RESIDUAL CREDIT FACILITY


IRVINE, California, December 7, 2006 - Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced that it has closed a new $35 million residual credit facility. The facility, which allows the Company to initiate borrowings over the next two years, is secured by eligible residual interests in previously securitized pools of automobile receivables. CPS is a quarterly issuer in the securitization market and currently services a total managed portfolio of over $1.5 billion across 20 pools.

"As we continue the growth the Company has achieved over the last few years, this facility will be an important part of our future financing and funding strategy," said Charles E. Bradley, Jr., President and Chief Executive Officer.



ABOUT CONSUMER PORTFOLIO SERVICES, INC.
Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800